Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

AngioDynamics Announces New Senior Credit Facilities and New Share Repurchase Program

New Senior Credit Facility Includes a $100 Million TLA and a $150 Million RCF
Board of Directors Authorizes Up to $25 Million in Share Repurchases

ALBANY, N.Y., Nov. 09, 2016 (GLOBE NEWSWIRE) – AngioDynamics (NASDAQ:ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today announced that it has entered into a new credit facility and repaid and terminated its existing credit facilities. The new credit facility will further strengthen AngioDynamics’ capital structure and provide greater flexibility to make investments that support its growth strategy. In addition, AngioDynamics today announced that its Board of Directors has authorized a repurchase of up to $25 million of the Company’s common stock.

“This new credit facility will provide greater flexibility for our business moving forward and improve our capital structure,” said Michael Greiner, Chief Financial Officer. “We are confident that this facility will allow us to execute our strategic initiatives and capitalize on growth opportunities as they emerge.”

Under the terms of the new credit facility, AngioDynamics entered into a credit agreement with JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBank National Association, which served as Joint Bookrunners and Joint Lead Arrangers. JPMorgan Chase Bank, N.A. will also serve as Administrative Agent on the new credit facilities. The facilities include a $100 million Term Loan A (TLA) and a $150 million Revolving Credit Facility (RCF). The Company will retire all existing loans and terminate all existing commitments under its existing credit facilities with the proceeds of the new facilities.

Under the newly authorized repurchase program, purchases of shares of common stock may be made through open market purchases or in privately negotiated transactions in compliance with applicable federal securities laws.

Greiner continued, “The authorization of a share repurchase program underscores our confidence in the strength of our business, and will be supported by our solid cash position and continued free cash flow generation. This program will permit us to opportunistically repurchase additional shares at attractive valuations while also remaining focused on driving long-term shareholder value.”

The timing and amount of any repurchases of common stock will be determined by AngioDynamics’ management based upon market conditions and other factors including price, regulatory requirements and capital availability. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time without prior notice.

Payment for shares repurchased under the program will be funded using the Company's cash on hand. At the end of the 2016 fiscal first quarter ended August 31, 2016, the Company had approximately 36.7 million shares of common stock issued and outstanding.

About AngioDynamics
AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics' diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, drainage products, thrombolytic products and venous products. More information is available at AngioDynamics.com.

Trademarks
AngioDynamics and the AngioDynamics logo are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary.

Safe Harbor
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics' expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2016 and its quarterly report on form 10-Q for the fiscal quarter ended August 31, 2016. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

Company Contact:
AngioDynamics Inc.
Caitlin Stefanik
(518) 795-1418
cstefanik@angiodynamics.com

Investor Relations Contacts:
FTI Consulting
Jim Polson
(312) 553-6730
Jim.Polson@fticonsulting.com

Kotaro Yoshida
(212) 850-5690
Kotaro.Yoshida@fticonsulting.com

Media Contact:
FTI Consulting
Kimberly Ha
(212) 850-5612
kimberly.ha@fticonsulting.com